Exhibit 99.1

Worthington Reports First Quarter Fiscal 2017 Results

COLUMBUS, Ohio, September 28, 2016 – Worthington Industries, Inc. (NYSE: WOR) today reported net sales of $737.5 million and net earnings of $65.6 million, or $1.02 per diluted share, for its fiscal 2017 first quarter ended August 31, 2016. Net earnings in the quarter included pre-tax restructuring charges totaling $1.3 million.  The after-tax impact of these charges reduced earnings per diluted share by $0.01.  In the first quarter of fiscal 2016, the Company reported net sales of $758.1 million and net earnings of $32.0 million, or $0.48 per diluted share.  Net earnings in the first quarter of fiscal 2016 included pre-tax impairment and restructuring charges totaling $6.1 million, which reduced earnings per diluted share by $0.06.

Financial highlights for the current and comparative periods are as follows:

(U.S. dollars in millions, except per share data)

	1Q 2017	4Q 2016	1Q 2016
Net sales	$737.5	$714.7	$758.1
Operating income	64.9	54.0	31.0
Equity income	34.5	34.1	26.6
Net earnings	65.6	58.5	32.0
Earnings per diluted share	$1.02	$0.92	$0.48

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"We had a strong performance in our first quarter and delivered record earnings per share thanks to great results from our Steel Processing business segment and our joint venture ClarkDietrich," said John McConnell, Chairman and CEO.  "We benefitted from rising steel prices and strong demand in the automotive and construction markets while the agriculture and oil and gas markets remained weak."

Consolidated Quarterly Results

Net sales for the first quarter of fiscal 2017 were $737.5 million, down 3% from the comparable quarter in the prior year, when net sales were $758.1 million. The decrease was the result of lower volume in certain Pressure Cylinders businesses and Engineered Cabs, partially offset by contributions from recent acquisitions.

Gross margin increased $34.3 million from the prior year quarter to $147.3 million on a favorable pricing spread in Steel Processing due primarily to inventory holding gains in the current quarter compared to inventory holding losses in the prior year quarter, partially offset by lower volume in Pressure Cylinders.

Operating income for the current quarter was $64.9 million, an increase of $33.9 million from the prior year quarter.  The increase was due to higher gross margin and the favorable impact of lower impairment and restructuring charges, partially offset by higher SG&A expense.  SG&A expense increased as a result of the impact of acquisitions and higher profit sharing and bonus expense.

Interest expense was unchanged from the prior year quarter at $7.9 million.

The Company's portion of equity income from unconsolidated joint ventures increased $8.0 million from the prior year quarter to $34.5 million on a $6 million higher contribution from ClarkDietrich, and improvements at ArtiFlex and Serviacero.  The Company received cash dividends of $38.4 million from unconsolidated joint ventures during the quarter.

Income tax expense was $23.9 million in the current quarter compared to $14.2 million in the prior year quarter.  The increase was primarily due to higher earnings, partially offset by $5.8 million in favorable discrete items recorded in the quarter.  Tax expense in the current quarter reflects an estimated annual effective rate of 31.2% compared to 31.7% for the prior year quarter.

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Balance Sheet

At quarter-end, total debt was $579.8 million, down $1.2 million from May 31, 2016, due to lower short-term borrowings.  The Company had $181.5 million of cash at quarter-end.

Quarterly Segment Results

Steel Processing's net sales of $505.7 million were up 3%, or $14.9 million, from the comparable prior year quarter driven by higher volume due to the consolidation of the WSP joint venture effective March 1, 2016.  Operating income of $54.8 million was $31.1 million higher than the prior year quarter on  favorable  spreads from inventory holding gains in the current quarter compared to inventory holding losses in the prior year quarter.  The mix of direct versus toll tons processed was 52% to 48% in the current quarter, compared to 60% to 40% in the prior year quarter.  The change in mix was primarily the result of the consolidation of the WSP joint venture.

Pressure Cylinders' net sales of $205.2 million were down 9%, or $19.2 million, from the comparable prior year quarter.  The decline was driven by lower volume in the oil & gas equipment and industrial products businesses.  Operating income of $14.1 million was $2.7 million lower than the prior year quarter primarily due to declines in oil & gas equipment, as improvement in consumer products offset smaller declines in industrial products and cryogenics.

Engineered Cabs' net sales of $25.6 million were down $13.0 million, or 34%, from the prior year quarter due to declines in market demand.  The operating loss of $1.8 million was $7.4 million less than the prior year quarter due to lower impairment and restructuring charges, improved gross margin and lower SG&A expense.

The "Other" category includes the energy innovations business, as well as non-allocated corporate expenses.  Net sales in the "Other" category were $1.1 million, a decrease of $3.3 million from the prior year quarter, as the construction services business has ceased operations. The operating loss of $2.1 million for the quarter was driven primarily by a $1.5 million increase in accrued legal expense.

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Outlook

"We believe that most of our markets will remain steady as we finish calendar year 2016 with normal seasonal slowdowns in automotive production," McConnell said.  "Our Transformation efforts are gaining traction in Pressure Cylinders, new product design is advancing in consumer products and its industrial products business is expanding the professional wholesale market into Europe this quarter."  McConnell added, "We're off to a great start for fiscal 2017 and will to continue to navigate the ups and downs of the economy."

Conference Call

Worthington will review fiscal 2017 first quarter results during its quarterly conference call on September 28, 2016, at 2:30 p.m., Eastern Daylight Time.  Details regarding the conference call can be found on the Company web site at www.WorthingtonIndustries.com.

About Worthington Industries

Worthington Industries is a leading global diversified metals manufacturing company with 2016 fiscal year sales of $2.8 billion.  Headquartered in Columbus, Ohio, Worthington is North America's premier value-added steel processor providing customers with wide ranging capabilities, products and services for a variety of markets including automotive, construction and agriculture; a global leader in manufacturing pressure cylinders for industrial gas and cryogenic applications, CNG and LNG storage, transportation and alternative fuel tanks, oil & gas equipment, and consumer products for camping, grilling, hand torch solutions and helium balloon kits; and a manufacturer of operator cabs for heavy mobile industrial equipment; laser welded blanks for light weighting applications; automotive racking solutions; and, through joint ventures, complete ceiling grid solutions; automotive tooling and stampings; and steel framing for commercial construction.  Worthington employs approximately 10,000 people and operates 80 facilities in 11 countries.

Founded in 1955, the Company operates under a long-standing corporate philosophy rooted in the golden rule. Earning money for its shareholders is the first corporate goal. This philosophy serves as the basis for an unwavering commitment to the customer, supplier, and shareholder, and as the Company's foundation for one of the strongest employee-employer partnerships in American industry.

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Safe Harbor Statement

The Company wishes to take advantage of the Safe Harbor provisions included in the Private Securities Litigation Reform Act of 1995 (the "Act"). Statements by the Company relating to outlook, strategy or business plans; the ability to correct performance issues at operations; future or expected growth, forward momentum, performance, sales, volumes, cash flows, earnings, balance sheet strengths, debt, financial condition or other financial measures; pricing trends for raw materials and finished goods and the impact of pricing changes; demand trends for us or our markets; additions to product lines and opportunities to participate in new markets; expected benefits from Transformation efforts; anticipated capital expenditures and asset sales; anticipated improvements and efficiencies in costs, operations, sales, inventory management, sourcing and the supply chain and the results thereof; projected profitability potential, capacity, and working capital needs; the ability to make acquisitions and the projected timing, results, benefits, costs, charges and expenditures related to acquisitions, newly-created joint ventures, headcount reductions and facility dispositions, shutdowns and consolidations; the alignment of operations with demand; the ability to operate profitably and generate cash in down markets; the ability to maintain margins and capture and maintain market share and to develop or take advantage of future opportunities, customer initiatives, new businesses, new products and new markets; expectations for Company and customer inventories, jobs and orders; expectations for the economy and markets or improvements therein; expectations for increasing volatility or improving and sustainable earnings, earnings potential, margins or shareholder value; effects of judicial rulings and other non-historical matters constitute "forward-looking statements" within the meaning of the Act. Because they are based on beliefs, estimates and assumptions, forward-looking statements are inherently subject to risks and uncertainties that could cause actual results to differ materially from those projected. Any number of factors could affect actual results, including, without limitation, the effect of national, regional and global economic conditions generally and within major product markets, including a recurrent slowing economy; the effect of conditions in national and worldwide financial markets; lower oil prices as a factor in demand for products; product demand and pricing; changes in product mix, product substitution and market acceptance of our products; fluctuations in the pricing, quality or availability of raw materials (particularly steel), supplies, transportation, utilities and other items required by operations; effects of facility closures and the consolidation of operations; the effect of financial difficulties, consolidation and other changes within the steel, automotive, construction, oil and gas, and other industries in which we participate; failure to maintain appropriate levels of inventories; financial difficulties (including bankruptcy filings) of original equipment manufacturers, end-users and customers, suppliers, joint venture partners and others with whom we do business; the ability to realize targeted expense reductions from headcount reductions, facility closures and other cost reduction efforts; the ability to realize other cost savings and operational, sales and sourcing improvements and efficiencies, and other expected benefits from Transformation initiatives, on a timely basis; the overall success of, and the ability to integrate, newly-acquired businesses and joint ventures, maintain and develop their customers, and achieve synergies and other expected benefits and cost savings therefrom; capacity levels and efficiencies, within facilities, within major product markets and within the industries as a whole; the effect of disruption in the business of suppliers, customers, facilities and shipping operations due to adverse weather, casualty events, equipment breakdowns, civil unrest, international conflicts, or terrorist activities or other causes; changes in customer demand, inventories, spending patterns, product choices, and supplier choices; risks associated with doing business internationally, including economic, political and social instability, foreign currency exposure and the acceptance of our products in markets; the ability to improve and maintain processes and business practices to keep pace with the economic, competitive and technological environment; the outcome of adverse claims experience with respect to workers' compensation, product recalls or product liability, casualty events or other matters; deviation of actual results from estimates and/or assumptions used by us in the application of our significant accounting policies; level of imports and import prices in our markets; the impact of judicial rulings and governmental regulations, both in the United States and abroad, including those adopted by the United States Securities and Exchange Commission and other governmental agencies as contemplated by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010; the effect of changes to healthcare laws in the United States, which may increase our healthcare and other costs and negatively impact our operations and financial results; cyber security risks; and other risks described from time to time in the Company's filings with the United States Securities and Exchange Commission, including those described in "Part I – Item 1A. – Risk Factors" of our Annual Report on Form 10-K for the fiscal year ended May 31, 2016.

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WORTHINGTON INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF EARNINGS
(In thousands, except per share amounts)

	Three Months Ended August 31,
	2016	2015
Net sales	$737,549	$758,147
Cost of goods sold	590,267	645,131
Gross margin	147,282	113,016
Selling, general and administrative expense	81,056	75,951
Impairment of long-lived assets	-	3,000
Restructuring and other expense	1,328	3,069
Operating income	64,898	30,996
Other income (expense):
Miscellaneous income (expense), net	863	(578)
Interest expense	(7,870)	(7,854)
Equity in net income of unconsolidated affiliates	34,544	26,581
Earnings before income taxes	92,435	49,145
Income tax expense	23,899	14,150
Net earnings	68,536	34,995
Net earnings attributable to noncontrolling interests	2,969	3,027
Net earnings attributable to controlling interest	$65,567	$31,968

Basic
Average common shares outstanding	61,885	63,993
Earnings per share attributable to controlling interest	$1.06	$0.50

Diluted
Average common shares outstanding	64,337	66,065
Earnings per share attributable to controlling interest	$1.02	$0.48

Common shares outstanding at end of period	62,179	63,343

Cash dividends declared per share	$0.20	$0.19

WORTHINGTON INDUSTRIES, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands)

	August 31,	May 31,
	2016	2016
Assets
Current assets:
Cash and cash equivalents	$181,525	$84,188
Receivables, less allowances of $3,866 and $4,579 at August 31, 2016
and May 31, 2016, respectively	416,529	439,688
Inventories:
Raw materials	192,117	162,427
Work in process	104,418	86,892
Finished products	73,198	70,016
Total inventories	369,733	319,335
Income taxes receivable	2,498	10,535
Assets held for sale	10,052	10,079
Prepaid expenses and other current assets	52,129	51,290
Total current assets	1,032,466	915,115
Investments in unconsolidated affiliates	200,048	191,826
Goodwill	246,204	246,067
Other intangible assets, net of accumulated amortization of $52,998 and
$49,532 at August 31, 2016 and May 31, 2016, respectively	92,689	96,164
Other assets	29,775	29,254
Property, plant and equipment:
Land	18,537	18,537
Buildings and improvements	259,682	256,973
Machinery and equipment	974,219	945,951
Construction in progress	30,789	48,156
Total property, plant and equipment	1,283,227	1,269,617
Less: accumulated depreciation	702,456	686,779
Total property, plant and equipment, net	580,771	582,838
Total assets	$2,181,953	$2,061,264

Liabilities and equity
Current liabilities:
Accounts payable	$325,299	$290,432
Short-term borrowings	1,534	2,651
Accrued compensation, contributions to employee benefit plans and
related taxes	69,204	75,105
Dividends payable	14,212	13,471
Other accrued items	49,453	45,056
Income taxes payable	15,639	2,501
Current maturities of long-term debt	867	862
Total current liabilities	476,208	430,078
Other liabilities	63,229	63,487
Distributions in excess of investment in unconsolidated affiliate	66,192	52,983
Long-term debt	577,408	577,491
Deferred income taxes	17,836	17,379
Total liabilities	1,200,873	1,141,418
Shareholders' equity - controlling interest	855,962	793,371
Noncontrolling interests	125,118	126,475
Total equity	981,080	919,846
Total liabilities and equity	$2,181,953	$2,061,264

WORTHINGTON INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Three Months Ended August 31,
	2016	2015
Operating activities:
Net earnings	$68,536	$34,995
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	21,831	21,440
Impairment of long-lived assets	-	3,000
Provision for (benefit from) deferred income taxes	20	(5,540)
Bad debt (income) expense	(81)	10
Equity in net income of unconsolidated affiliates, net of distributions	3,898	(5,513)
Net loss on sale of assets	4,396	1,606
Stock-based compensation	3,136	3,777
Changes in assets and liabilities, net of impact of acquisitions:
Receivables	16,954	42,629
Inventories	(50,398)	(7,824)
Prepaid expenses and other current assets	7,162	11,166
Other assets	1,246	442
Accounts payable and accrued expenses	43,061	41,626
Other liabilities	1,144	(3,187)
Net cash provided by operating activities	120,905	138,627

Investing activities:
Investment in property, plant and equipment	(16,316)	(38,497)
Investments in unconsolidated affiliates	-	(1,687)
Proceeds from sale of assets	157	131
Net cash used by investing activities	(16,159)	(40,053)

Financing activities:
Net repayments of short-term borrowings	(1,117)	(68,511)
Proceeds from long-term debt	-	921
Principal payments on long-term debt	(219)	(208)
Proceeds from (payments for) issuance of common shares	5,821	(602)
Payments to noncontrolling interests	-	(3,336)
Repurchase of common shares	-	(27,582)
Dividends paid	(11,894)	(11,551)
Net cash used by financing activities	(7,409)	(110,869)

Increase (decrease) in cash and cash equivalents	97,337	(12,295)
Cash and cash equivalents at beginning of period	84,188	31,067
Cash and cash equivalents at end of period	$181,525	$18,772

WORTHINGTON INDUSTRIES, INC.
SUPPLEMENTAL DATA
(In thousands, except volume)

This supplemental information is provided to assist in the analysis of the results of operations.

	Three Months Ended August 31,
	2016	2015
Volume:
Steel Processing (tons)	1,031,498	866,376
Pressure Cylinders (units)	18,791,723	19,219,410

Net sales:
Steel Processing	$505,674	$490,800
Pressure Cylinders	205,209	224,394
Engineered Cabs	25,581	38,617
Other	1,085	4,336
Total net sales	$737,549	$758,147

Material cost:
Steel Processing	$312,715	$348,245
Pressure Cylinders	82,928	99,064
Engineered Cabs	11,247	17,981

Selling, general and administrative expense:
Steel Processing	$36,882	$32,915
Pressure Cylinders	36,990	36,874
Engineered Cabs	3,951	5,408
Other	3,233	754
Total selling, general and administrative expense	$81,056	$75,951

Operating income (loss):
Steel Processing	$54,782	$23,638
Pressure Cylinders	14,105	16,819
Engineered Cabs	(1,843)	(9,291)
Other	(2,146)	(170)
Total operating income	$64,898	$30,996

Equity income (loss) by unconsolidated affiliate:
WAVE	$20,746	$22,041
ClarkDietrich	8,667	2,646
Serviacero	1,952	803
ArtiFlex	2,893	1,546
WSP	-	753
Other	286	(1,208)
Total equity income	$34,544	$26,581

WORTHINGTON INDUSTRIES, INC.
SUPPLEMENTAL DATA
(In thousands, except volume)

The following provides detail of Pressure Cylinders volume and net sales by principal class of products.

	Three Months Ended August 31,
	2016	2015
Volume (units):
Consumer products	12,088,912	11,977,945
Industrial products	6,561,139	7,147,952
Alternative fuels	136,062	91,956
Oil & gas equipment	756	1,320
Cryogenics	4,854	237
Total Pressure Cylinders	18,791,723	19,219,410

Net sales:
Consumer products	$60,626	$54,958
Industrial products	90,020	105,106
Alternative fuels	29,762	24,818
Oil & gas equipment	14,461	32,884
Cryogenics	10,340	6,628
Total Pressure Cylinders	$205,209	$224,394

The following provides detail of impairment of long-lived assets and restructuring and other expense included in operating income by segment.

	Three Months Ended August 31,
	2016	2015
Impairment of long-lived assets:
Steel Processing	$-	$-
Pressure Cylinders	-	-
Engineered Cabs	-	3,000
Other	-	-
Total impairment of long-lived assets	$-	$3,000

Restructuring and other expense (income):
Steel Processing	$966	$462
Pressure Cylinders	146	731
Engineered Cabs	206	1,878
Other	10	(2)
Total restructuring and other expense	$1,328	$3,069

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